Exhibit 4(b)

Home Office: Cincinnati, Ohio
Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

GUARANTEED WITHDRAWAL BENEFIT RIDER
Not Transferable

You may decline this rider without charge by giving us written notice. You have until midnight of the twentieth (20th) day following the day you receive this rider. The required notice must be given to us or to the agent who sold it to you, in person or by mail. If by mail, the notice is effective on the date it is postmarked, with the proper address and with postage paid. If you decline this rider as set forth above, this rider shall be void and no rider charge shall apply. You may also terminate this rider at any later time, but a prorated portion of the annual rider charge shall be taken.

This Guaranteed Withdrawal Benefit Rider (this “Rider”) is attached to an individual deferred annuity contract (“Contract”). The Contract number is set out on the Rider Specifications page. This Rider provides guaranteed withdrawal rights (i) for the life of the Insured, or (ii) for the joint lives of the Insured and his or her Spouse and for the remaining life of the survivor of them. You shall be entitled to take withdrawals from the Contract equal to the Benefit amount even if the Contract values are exhausted. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.

As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Great American Life Insurance Company. The words “you” and “your” refer to the owner of the Contract, including a joint owner, if any. “Administrative Office” means our home office or any other place of business that we may designate for administration.

This rider is a part of the Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Rider shall control.

Signed for us at our office as of the date of issue.

/s/ Mark F. Muething	/s/ John P. Gruber
MARK F. MUETHING	JOHN P. GRUBER
EXECUTIVE VICE PRESIDENT	SECRETARY

RIDER SPECIFICATIONS

OWNER: [JOHN DOE]

JOINT OWNER: [JANE DOE]

INSURED: [JOHN DOE]

ANNUITY CONTRACT NUMBER: [00000000]

RIDER EFFECTIVE DATE: [SEPTEMBER 1, 2014]

UPSIDE PARTICIPATION RATE: [100%]

DOWNSIDE PARTICIPATION RATE: [0%]

BENEFIT BASE AMOUNT CAP: [250% OF PURCHASE PAYMENTS]

R1462216NW	-2-

BENEFIT WAITING PERIOD: [5 YEARS]

BENEFIT TABLE:

Benefit Percentage
Age on Benefit Start Date	Single Lifetime Withdrawals		Joint Lifetime Withdrawals
	[Male]	[Female]	[Male]	[Female]
[At least age 55]	[4.0%]	[4.0%]	[3.0%]	[3.0%]
[Age 56]	[4.1%]	[4.1%]	[3.1%]	[3.1%]
[Age 57]	[4.2%]	[4.2%]	[3.2%]	[3.2%]
[Age 58]	[4.3%]	[4.3%]	[3.3%]	[3.3%]
[Age 59]	[4.4%]	[4.4%]	[3.4%]	[3.4%]
[Age 60]	[4.5%]	[4.5%]	[3.5%]	[3.5%]
[Age 61]	[4.6%]	[4.6%]	[3.6%]	[3.6%]
[Age 62]	[4.7%]	[4.7%]	[3.7%]	[3.7%]
[Age 63]	[4.8%]	[4.8%]	[3.8%]	[3.8%]
[Age 64]	[4.9%]	[4.9%]	[3.9%]	[3.9%]
[Age 65]	[5.0%]	[5.0%]	[4.0%]	[4.0%]
[Age 66]	[5.1%]	[5.1%]	[4.1%]	[4.1%]
[Age 67]	[5.2%]	[5.2%]	[4.2%]	[4.2%]
[Age 68]	[5.3%]	[5.3%]	[4.3%]	[4.3%]
[Age 69]	[5.4%]	[5.4%]	[4.4%]	[4.4%]
[Age 70]	[5.5%]	[5.5%]	[4.5%]	[4.5%]
[Age 71]	[5.6%]	[5.6%]	[4.6%]	[4.6%]
[Age 72]	[5.7%]	[5.7%]	[4.7%]	[4.7%]
[Age 73]	[5.8%]	[5.8%]	[4.8%]	[4.8%]
[Age 74]	[5.9%]	[5.9%]	[4.9%]	[4.9%]
[Age 75]	[6.0%]	[6.0%]	[5.0%]	[5.0%]
[Age 76]	[6.1%]	[6.1%]	[5.1%]	[5.1%]
[Age 77]	[6.2%]	[6.2%]	[5.2%]	[5.2%]
[Age 78]	[6.3%]	[6.3%]	[5.3%]	[5.3%]
[Age 79]	[6.4%]	[6.4%]	[5.4%]	[5.4%]
[Age 80]	[6.5%]	[6.5%]	[5.5%]	[5.5%]
[Age 81]	[6.6%]	[6.6%]	[5.6%]	[5.6%]
[Age 82]	[6.7%]	[6.7%]	[5.7%]	[5.7%]
[Age 83]	[6.8%]	[6.8%]	[5.8%]	[5.8%]
[Age 84]	[6.9%]	[6.9%]	[5.9%]	[5.9%]
[Age 85]	[7.0%]	[7.0%]	[6.0%]	[6.0%]
[Age 86]	[7.1%]	[7.1%]	[6.1%]	[6.1%]
[Age 87]	[7.2%]	[7.2%]	[6.2%]	[6.2%]
[Age 88]	[7.3%]	[7.3%]	[6.3%]	[6.3%]
[Age 89]	[7.4%]	[7.4%]	[6.4%]	[6.4%]
[Age 90 and over]	[7.5%]	[7.5%]	[6.5%]	[6.5%]

R1462216NW	-3-

RIDER CHARGE RATES:

Initial	Maximum
[0.50%]	[2.50%]

MINIMUM REQUIRED VALUE: [$1,250]

INQUIRIES:    For information, or to make a complaint, call or write:

[Policy Administration
Great American Life Insurance Company®
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771]

If you prefer, you may visit us at our website, www.GAIGannuities.com

R1462216NW	-4-

TABLE OF CONTENTS                    Page
DEFINITIONS                        6
GENERAL PROVISIONS                7
Misstatement                        7
Rights Not Transferable                7
Terminating This Rider                7
RIDER CHARGES                    7
Rider Charge Amounts                7
Rider Charge Payments                7
Waiver of Charges                    7
Refund of Charges                    7
RIDER VALUES                    8
Benefit Base Amount                    8
Adjustments for Contract Strategy Performance    8
Adjustments for Excess Withdrawals            8
BENEFITS                        9
Benefit Waiting Period                9
Benefit Selection                    9
Benefit Start Date                    9
Available Benefit Amount                9
Minimum Benefit                    9
Benefit Payments                    10
EFFECT OF RIDER ON CONTRACT TERMS        10
Strategies Limited                    10
Loans Limited                    11
Continuation of Contract                11
Income Benefit of Contract                11
Death Benefit of Contract                11
TERMINATION                        11

R1462216NW	-5-

DEFINITIONS

Capitalized terms not defined in this Rider have the same meaning as such terms are defined in the Contract.

Benefit: A guaranteed withdrawal benefit that is available under the BENEFITS section of this Rider.

Benefit Base Amount: The amount on which Rider charges and Benefit payments are based. This amount is computed under the Benefit Base Amount provision of this Rider.

Benefit Start Date: The first day that a Benefit under this Rider is to be paid.

Benefit Year: A twelve (12) month period beginning on the Benefit Start Date or on an anniversary of the Benefit Start Date.

Excess Withdrawal: Each withdrawal from the Contract on or after the Rider Effective Date except:

1)	a withdrawal to pay Rider Charges; or

2)	a withdrawal to pay Rider Benefits.

An offset of a defaulted Loan after the Rider Effective Date shall be considered an Excess Withdrawal.

Insured: The principal person whose lifetime is used to measure the Benefits under this Rider. The Insured is the individual who is the owner of the Contract, without regard to any joint owner. If you or a joint owner is not a human being, then the Insured is the individual who is the Annuitant under the Contract, without regard to any joint Annuitant. The Insured on the Rider Effective Date is set out on the Rider Specifications page.

Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by the values of the Contract.

Required Minimum Distribution: The amount, if any, that is required to be distributed from the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it shall be computed based on the values of the Contract without considering any other annuity or tax-qualified account. It shall be reduced by all prior withdrawals or Benefit payments from the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Rider Issue Date that would increase it. We will notify you if we make this choice.

Rider Effective Date: The effective date of this Rider. The Rider Effective Date is set out on the Rider Specifications page.

Rider Year: Each Contract Year that begins on or after the Rider Effective Date.

Spouse: The person who is the spouse of the Insured on the Benefit Start Date: A spouse shall cease to be considered the Spouse if the marriage of the Insured and Spouse is terminated by divorce, dissolution, annulment, or for other cause apart from the death of the Insured. A new spouse cannot be substituted after the Benefit Start Date.

R1462216NW	-6-

GENERAL PROVISIONS

Misstatement
If the age or sex of the Insured or the Spouse has been misstated, we may adjust the Benefit amount, if affected, to the amount that would have been available based on the correct age and sex. If the Benefit amount based on the correct age and sex would have been lower, we may treat any overpaid Benefit payments as Excess Withdrawals when each such overpayment was made, and adjust Contract values and the Benefit Base Amount accordingly. Such adjustments may in turn cause portions of later Benefit payments to be treated as Excess Withdrawals. This Rider shall terminate if the adjusted Benefit Base Amount is below the minimum. We may also pursue other remedies at law or in equity.

Rights Not Transferable
This Rider covers the named Insured on the Rider Specifications page. This Rider terminates if a change in ownership of the Contract would result in a new Insured, with certain limited exceptions allowing a spouse of the Insured to become the Insured.

Terminating This Rider
You may terminate this Rider at any time by a Request in Good Order.

RIDER CHARGES

Rider Charge Amounts
There is an annual charge for this Rider for each Contract Year that it is in effect. The charge for a Contract Year shall be equal to:

1)	the Benefit Base Amount determined on the date immediately before the date that the charge is paid; multiplied by

2)	the Rider Charge Rate.

The Rider Charge Rate on the Rider Effective Date is set out on the Rider Specifications page. From time to time, we may in our discretion change the Rider Charge Rate for your Rider. We will provide you notice of any such change before the start of the Contract Year to which the new rate first applies.

The Rider Charge Rate shall never exceed the maximum Rider Charge Rate set out on the Rider Specifications page.

Rider Charge Payments
The charge for each Contract Year that this Rider is in effect is taken at the end of that Contract Year. In addition, a prorated portion of the charge for a Contract Year shall be taken upon the surrender of the Contract or other termination of this Rider.

We will take the charge for this Rider as withdrawals from the Account Value of the Contract. No Early Withdrawal Charge or other charge or fee shall be deducted on account of a withdrawal to pay Rider charges.

Waiver of Charges
Charges for this Rider shall be permanently waived once the Account Value of the Contract to which it is attached is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.

Refund of Charges
We will add the charges for this Rider back to the Account Value of the Contract if the Insured dies before the Benefit Start Date, provided that the spouse of the Insured does not elect to become successor owner of the Contract.

R1462216NW	-7-

RIDER VALUES

Benefit Base Amount
The Benefit Base Amount is equal to:

1)	the Account Value of the Contract on the Rider Effective Date; plus

2)	Purchase Payments received since the Rider Effective Date; plus

3)	an adjustment for Contract Strategy performance at the end of each Term, and minus

4)	an adjustment for each Excess Withdrawals, if any, taken since the Rider Effective Date.

The Benefit Base Amount will never be more than the Benefit Base Amount Cap. The Benefit Base Amount Cap is set out on the Rider Specifications page.

Adjustments for Contract Strategy Performance
At the end of each Term of a Strategy under the Contract, the Benefit Base Amount is adjusted for the performance of that Strategy for that Term. The amount of the adjustment is equal to:

1)	the Upside Participation Rate multiplied by the amount of all interest credited for the Term of a Declared Rate Strategy ending on that date; plus

2)	the Upside Participation Rate multiplied by the amount of any positive net performance for the Term of an Indexed Strategy ending on that date; plus

3)	the Downside Participation Rate, if any, multiplied by the amount of any negative net performance for the Term of an Indexed Strategy ending on that date.

The Upside Participation Rate and Downside Participation Rate are set out on the Rider Specifications page. If the Downside Participation Rate is greater than 0%, then any negative net performance of an Indexed Strategy will reduce the Benefit Base Amount.

For this purpose, the net performance for a Term of an Indexed Strategy is equal to:

1)	the value of such Indexed Strategy at the end of that Term; plus

2)	the amount withdrawn from such Indexed Strategy during that Term (including Rider fees and charges) and applicable Early Withdrawal Charges; and minus

3)	the amount applied to such Indexed Strategy at the beginning of that Term.

Adjustments for Excess Withdrawals
The Benefit Base Amount is adjusted for any Excess Withdrawal from the Contract after the Rider Effective Date. Each adjustment is made on the date that the Excess Withdrawal is taken. The amount of the adjustment is equal to:

1)	the percentage reduction in the Account Value of the Contract on account of the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to it; multiplied by

2)	the Benefit Base Amount just before the Excess Withdrawal.

R1462216NW	-8-

BENEFITS

Benefit Waiting Period
You cannot take Benefit payments under this Rider before the end of the Benefit Waiting Period. The Benefit Waiting Period is set out on the Rider Specifications page. It is measured from the Rider Effective Date.

Benefit Selection
Prior to the Benefit Start Date, you must select one of the withdrawal options for Benefit payments under this Rider. The withdrawal options are the single lifetime withdrawal option or the joint lifetime withdrawal option. A Benefit selection must be made by a Request in Good Order. A Benefit selection cannot be changed after the Benefit Start Date.

Benefit Start Date
The Benefit Start Date is the date that you first take a Benefit payment under this Rider. You may choose this date by a Request in Good Order. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.

The Benefit Start Date may not be before the end of the Benefit Waiting Period. If a single lifetime withdrawal option is selected, the Benefit Start Date may not be before the Insured reaches the youngest age found on the Benefit Table. If a joint lifetime withdrawal option is selected, the Benefit Start Date may not be before the Insured and Spouse both reach the youngest age found on the Benefit Table. The Benefit Table is set out on the Rider Specifications page.

You must pay off all Loans on or before the Benefit Start Date. The Benefit Start Date may not be after the date that this Rider terminates.

Available Benefit Amount
The available Benefit amount is the largest total amount that can be taken as a Benefit payment. It is determined each time that a Benefit payment is to be made. At any point in time, the available Benefit amount is equal to:

1)	the Benefit Percentage, fixed on the Benefit Start Date, multiplied by the Benefit Base Amount on the date that the payment is to be made; minus

2)	the amount of each Benefit payment, if any, previously made during the current Benefit Year.

The Benefit Percentage determined on the Benefit Start Date based on the Benefit Table set out on the Rider Specifications page. If the single lifetime withdrawal option is selected, the Benefit Percentage is based on the age and sex of the Insured. If the joint lifetime withdrawal option is selected, the Benefit Percentage is the lesser of the Benefit Percentage based on the age and sex of the Insured and the Benefit Percentage based on the age and sex of the Spouse. For this purpose, we will use the person’s age as of his or her last birthday, and we will treat a person as male if the person was born with Y chromosomes.

Minimum Benefit
The Benefit amount for a Benefit Year shall never be less than the Required Minimum Distribution, if any, for the calendar year in which that Benefit Year began.

R1462216NW	-9-

Benefit Payments
Benefit payments shall be made at any time or times on or after the Benefit Start Date upon your Request in Good Order. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Benefit Year but not taken may not be carried over to the next Benefit Year.

Until the Account Value is exhausted, Benefits are paid in the form of withdrawals from the Contract. After that, Benefits are paid under the Rider itself and no Excess Withdrawals are permitted.

All rights to take Benefit payments shall end on the earliest of:

1)	if the single lifetime withdrawal option is in effect, the date that the Insured dies; or

2)	if the joint lifetime withdrawal option is in effect and the Spouse and Insured remain married during their joint lives, then the date that the survivor of the Insured and Spouse dies; or

3)	if the joint lifetime withdrawal option is in effect but the marriage of the Spouse and Insured ended during the life of the Insured, the date that the Insured dies; or

4)
the completion of the maximum period that a benefit can be paid under the rules of Section 401(a)(9) of the Internal Revenue Code or the similar provision of federal tax law to the extent applicable to the Contract; or

5)	the date that this Rider terminates.

A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.

EFFECT OF RIDER ON CONTRACT TERMS

Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the Contract to pay charges for this Rider or to pay Benefits shall be subject to all of the terms and conditions of the Contract, except:

1)	the amount withdrawn shall not be subject to an Early Withdrawal Charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal as determined under the withdrawals provision of the Contract;

3)	it may reduce the Account Value of the Contract below the minimum that is otherwise required;

4)	we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

5)	it may completely exhaust the Account Value of the Contract.

Withdrawals to pay Benefits shall reduce the amount that may otherwise be taken without an Early Withdrawal Charge or other charge or fee pursuant to any free withdrawal allowance or privilege under the Contract.

Strategies Limited
Indexed Strategies with a Floor that allows for an Index Loss will not be available to you for any Term that starts on or after the Benefit Start Date. If an Indexed Strategy is not available to you because of this rule, the Bailout provision of the Contract will not apply.

R1462216NW	-10-

Loans Limited
You must pay off all Loans on or before the Benefit Start Date. You may not take a new Loan on or after the Benefit Start Date so long as this Rider is in effect.

Continuation of Contract
If the Account Value of the Contract is completely exhausted by payment of Rider charges or Benefits, the Contract shall not terminate until the Rider terminates. However, no further Purchase Payments may be made to the Contract, no Excess Withdrawals are possible, and the Contract cannot be annuitized.

Income Benefit of Contract
The Income Benefit under the Contract shall not be less than the annual Benefit amount, as determined under the Benefit Amount provision of this Rider as of the Income Start Date, if:

1)	the Income Benefit elected provides for payments for the life of the Insured, or if joint lifetime withdrawal option is in effect, for the joint and survivor lives of the Insured and Spouse;

2)	the actual Income Start Date is on or after the maximum Income Start Date that may be elected under the Contract; and

3)	the actual Income Start Date is reached while Rider is in effect and after the Benefit Start Date.

Death Benefit of Contract
Rider charges or Benefits will reduce any Return of Premium death benefit under the Contract.

TERMINATION

1)	your Request in Good Order to decline or cancel this Rider;

2)	a transfer of an interest in the Contract before the Benefit Start Date that would cause a change in the Insured, unless the transfer causes the spouse of the Insured to become the Insured;

3)
a transfer of an interest in the Contract after the Benefit Start Date that would cause a change in the Insured, unless a joint lifetime withdrawal option is in effect and the transfer causes the Spouse of the Insured to become the Insured;

4)	an Excess Withdrawal from the Contract that reduces the Benefit Base Amount below the Minimum Required Value set out on the Rider Specifications page;

5)	the surrender of the Contract;

6)	the Income Start Date of the Contract;

7)
a death before the Benefit Start Date that would give rise to a death benefit under the Contract, unless a successor owner election is made that would cause the spouse of the Insured to become the Insured;

8)
a death after the Benefit Start Date that would give rise to a death benefit under the Contract, unless a joint lifetime withdrawal option is in effect and a successor owner election is made that would cause the Spouse of the Insured to become the Insured; or

9)	the complete payment of all Benefits under this Rider.

R1462216NW	-11-

GREAT AMERICAN LIFE INSURANCE COMPANY®

GUARANTEED WITHDRAWAL BENEFIT RIDER
Not Transferable

R1462216NW	-12-